Exhibit 1

GENIUS GROUP LIMITED

(Company Registration No. 201541844C)

(Incorporated in the Republic of Singapore)

Registered Office:

8 Amoy Street #01-01

Singapore 049950

NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN THAT an Extraordinary General Meeting (“EGM”) of the Genius Group Limited (the “Company”) will be held at Genius Central Singapore Pte Ltd, 7 Amoy Street #01-01 Far East Square Singapore 049949 on 7 April 2025 at 4:00 p.m. (Singapore time), for the purpose of considering and, if thought fit, passing with or without modifications, the resolutions as set out below:

1.	ORDINARY RESOLUTION - PROPOSED SHARE BUYBACK MANDATE

To consider and, if thought fit, to pass the following Resolution as an Ordinary Resolution, with or without amendments:

“THAT:

(a)	for the purposes of the Companies Act 1967 of Singapore (the “Companies Act”), the exercise by the directors of the Company (“Directors”) of all the powers of the Company to purchase or otherwise acquire the issued ordinary shares in the capital of the Company (“Shares”) not exceeding in aggregate the Prescribed Limit (as herein defined), at such price(s) as may be determined by the Directors from time to time up to the Maximum Price (as herein defined) whether by way of:

(i)	market purchases (each a “Market Purchase”) on the NYSE American; and/or

(ii)	off-market purchases (each an “Off-Market Purchase”) effected otherwise than on the NYSE American in accordance with an equal access scheme(s) as may be determined or formulated by the Directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Companies Act, and otherwise in accordance with all applicable laws, regulations and the listing rules of the NYSE American as may for the time being be applicable, be and is hereby authorized and approved generally and unconditionally (the “Share Buyback Mandate”);

(b)	the authority conferred on the Directors pursuant to the Share Buyback Mandate may be exercised by the Directors of the Company at any time and from time to time during the period commencing from the date of passing of this Resolution and expiring on the earlier of:

(i)	the date on which the next annual general meeting of the Company (“AGM”) is held or is required by law to be held;

(ii)	the date on which the Share buybacks pursuant to the Share Buyback Mandate are carried out to the full extent mandated; or

(iii)	the date on which the authority contained in the Share Buyback Mandate is varied or revoked;

(c)	in this Resolution:

(i)	“Prescribed Limit” means 20% of the total number of issued Shares (excluding treasury shares and subsidiary holdings) as at the date of passing of this Resolution, unless the Company has effected a reduction of the share capital of the Company in accordance with the applicable provisions of the Companies Act at any time during the Relevant Period, in which event the total number of issued Shares shall be taken to be the total number of issued Shares as altered, excluding any subsidiary holdings and treasury shares, that may be held by the Company from time to time;

(ii)	“Relevant Period” means the period commencing from the date of passing of this Resolution and expiring on the date the next AGM is held or is required by law to be held, whichever is the earlier;

(iii)	“Maximum Price” in relation to a Share to be purchased, means an amount (excluding brokerage, stamp duties, applicable goods and services tax and other related expenses) not exceeding 130% of the Average Closing Price;

(iv)	“Average Closing Price” means the average of the closing market prices of a Share over the last five (5) Market Days, on which transactions in the Shares were recorded, in the case of a Market Purchase, preceding the day of the Market Purchase, and deemed to be adjusted for any corporate action that occurs during the relevant 5-day period and the date of the Market Purchase, or in the case of an Off-Market Purchase, preceding the date on which the Company makes an offer for the purchase or acquisition of Shares from Shareholders, stating therein the relevant terms of the equal access scheme for effecting the Off- Market Purchase; and

(d)	the Directors be and are hereby authorised to complete and do all such acts and things (including executing such documents as may be required) as they may consider expedient or necessary to give effect to the transactions contemplated by this Resolution.”

Explanatory Note relating to the proposed Ordinary Resolution 1:

The Ordinary Resolution 1 proposed above will empower the Directors from the date of the above Meeting to purchase or otherwise acquire Shares by way of Market Purchases or Off-Market Purchases, provided that the aggregate number of Shares to be purchased or acquired under the Share Buyback Mandate does not exceed the Prescribed Limit, and at such price(s) as may be determined by the Directors of the Company from time to time up to but not exceeding the Maximum Price.

Source of Funds

The Company may only apply funds for the purchase or acquisition of Shares as provided in the Constitution and in accordance with the applicable laws in Singapore. The Company may not purchase or acquire its Shares for a consideration other than in cash or, in the case of a Market Purchase, for settlement otherwise than in accordance with the trading rules of the NYSE American.

The Company may use internal sources of funds or external borrowings or a combination of both to finance the Company’s purchase or acquisition of Shares pursuant to the Share Buyback Mandate. The Directors do not propose to exercise the Share Buyback Mandate to such an extent that it would have a material adverse effect on the working capital requirements of the Group.

Financial Effects

It is not possible for the Company to realistically calculate or quantify the impact of purchases or acquisitions of Shares that may be made pursuant to the Share Buyback Mandate on the net tangible assets (“NTA”) per Share and earnings per share (“EPS”) as the resultant effect would depend on, inter alia, the aggregate number of Shares purchased or acquired, whether the purchase or acquisition is made out of capital or profits, the purchase prices paid for such Shares, the amount (if any) borrowed by the Company to fund the purchase or acquisition and whether the Shares purchased or acquired are cancelled or held as treasury shares.

The Company’s total number of issued Shares will be diminished by the total number of Shares purchased by the Company and which are not held as treasury shares. The NTA of the Company will be reduced by the aggregate purchase price (including any expenses such as brokerage and commission) paid by the Company for the Shares.

Under the Companies Act, purchases or acquisitions of Shares by the Company may be made out of the Company’s capital or profits so long as the Company is solvent. Where the consideration paid by the Company for the purchase or acquisition of Shares is made out of profits, such consideration will correspondingly reduce the amount available for the distribution of cash dividends by the Company.

The purchase or acquisition of Shares will only be effected by the Company after the Directors have considered relevant factors such as the working capital requirements, the availability of financial resources and the expansion and investment plans of the Company, and the prevailing market conditions.

For illustrative purposes only, the financial effects of the Share Buyback Mandate on the Company, based on the unaudited financial statements of the Company for the financial year ended 31 December 2024 are based on the assumptions set out below:

(a)	based on 71,519,983 Shares in issue (excluding treasury shares and subsidiary holdings) as at 24 February 2025 (the “Latest Practicable Date”) and assuming no further Shares are issued and no reduction of share capital of the Company takes place, not more than 14,303,996 Shares (representing 20% of the total number of issued Shares (excluding treasury shares and subsidiary holdings)) may be purchased by the Company pursuant to the Share Buyback Mandate (if renewed). As the Company does not have any treasury shares as at the Latest Practicable Date, the maximum number of Shares the Company can purchase or acquire and hold as treasury shares pursuant to the proposed Share Buyback Mandate is 7,151,998 Shares;

(b)	assuming that the Company purchases or acquires 14,303,996 Shares at the Maximum Price of 0.566 for one Share (being the price equivalent to 130% above the Average Closing Price of the Shares for the five consecutive Market Days on which the Shares were traded on the NYSE American immediately preceding the Latest Practicable Date), the maximum amount of funds required for the purchase or acquisition of the 14,303,996 Shares (excluding related expenses) is approximately US$8,096,062.

For illustrative purposes only, and based on the assumptions set out in sub-paragraphs (a) and above and assuming that:

(i)	such purchase or acquisition of Shares is made entirely out of capital and financed solely by internal sources of funds;

(ii)	the Share Buyback Mandate had been effective on 1 January 2024;

(iii)	the Company had purchased or acquired 14,303,996 Shares on 1 January 2024; and

(iv)	related expenses incurred directly in the purchases or acquisitions by the Company of the Shares at the relevant time are not taken into account,

the financial effects of:

(1)	the purchase or acquisition of 14,303,996 Shares by the Company and out of which 7,151,998 Shares are held as treasury shares; and

(2)	the purchase or acquisition of 14,303,996 Shares by the Company and all 14,303,996 Shares are cancelled,

on the unaudited financial statements of the Company for the financial year ended 31 December 2024 pursuant to the Share Buyback Mandate, are summarised in the following tables:

(1)	the purchase or acquisition of 14,303,996 Shares by the Company and out of which 7,151,998 Shares are held as treasury shares

As at 31 December 2024	Before Share Purchase	After Market Purchase	After Off- Market Purchase

Issued capital and reserves	166,042,890	157,946,828	157,946,828
Treasury shares	0	4,048,031	4,048,031
Total equity	166,042,890	161,994,859	161,994,859
Current assets (1)	36,833,704	28,737,642	28,737,642
Current liabilities	10,752,102	10,752,102	10,752,102
Working capital	26,081,602	17,985,540	17,985,540
Total Borrowing	10,267,977	10,267,977	10,267,977
Net Asset	82,762,396	74,666,334	74,666,334
Number of Shares (excluding treasury shares) (‘000)(2)	71,519,983	57,215,987	57,215,987
Treasury shares (‘000)	0	7,151,998	7,151,998

Financial Ratios
NTA per Share ($)	1.16	1.30	1.30
Current ratio (times)	3.43	2.67	2.67
Net gearing ratio (%)	0.12	0.14	0.14

*(1) Current assets include digital currencies including BTC holding of the Company

*(2) Number of shares includes total number of shares as of record date (24 February 2025)

(2)	the purchase or acquisition of 14,303,996 Shares by the Company and all 14,303,996 Shares are cancelled

As at 31 December 2024	Before Share Purchase	After Market Purchase	After Off- Market Purchase

Issued capital and reserves	166,042,890	157,946,828	157,946,828
Treasury shares	0	0	0
Total equity	166,042,890	157,946,828	157,946,828
Current assets (1)	36,833,704	28,737,642	28,737,642
Current liabilities	10,752,102	10,752,102	10,752,102
Working capital	26,081,602	17,985,540	17,985,540
Total Borrowing	10,267,977	10,267,977	10,267,977
Net Asset	82,762,396	74,666,334	74,666,334
Number of Shares (excluding treasury shares) (‘000)(2)	71,519,983	57,215,987	57,215,987
Treasury shares (‘000)	0	0	0

Financial Ratios
NTA per Share ($)	1.16	1.30	1.30
Current ratio (times)	3.43	2.67	2.67
Net gearing ratio (%)	0.12	0.14	0.14

*(1) Current assets include digital currencies including BTC holding of the Company

*(2) Number of shares includes total number of shares as of record date (24 February 2025)

2.	SPECIAL RESOLUTION - THE PROPOSED ADOPTION OF THE NEW CONSTITUTION

To consider and, if thought fit, to pass the following Resolution as a Special Resolution, with or without amendments:

“THAT:

(a)	the regulations contained in the new constitution of the Company as set out in https://ir.geniusgroup.net/corporate-governance/governance-documents (the “New Constitution”) be and are hereby approved and adopted as the constitution of the Company in substitution for, and to the exclusion of, the Existing Constitution with immediate effect from the passing of this special resolution; and

(b)	the Directors and each of them be and are hereby authorized to complete and do all such acts and things (including executing all such documents as may be required) as they and/or he may consider expedient, desirable or necessary to give effect to the adoption of the New Constitution and all transactions contemplated and/or authorized by this special resolution.”

Definitions

For purposes of this Notice (including the Proxy Form) the following definitions are used:

1.	Beneficial Shareholders means persons or entities holding their interests in the Company’s shares as, or through, a participant in The Depository Trust Company (“DTC”), or its nominee, Cede & Co. in book entry form at VStock Transfer, LLC (“VStock”) or such other entity that may be engaged as registrar of members or transfer agent on behalf of the Company, a broker, dealer, securities depository or other intermediary and who are reflected in the books of such intermediary; also commonly referred to in the United States as “street name holders”.

2.	Shareholder of Record means a person or entity whose name is reflected in the Company’s register of members, and who is not necessarily a Beneficial Shareholder.

3.	NYSE American Shareholders means Beneficial Shareholders.

General Matters relating to the EGM:

1.	The Company’s EGM will be held in a wholly physical format at Genius Central Singapore Pte Ltd, 7 Amoy Street #01-01 Far East Square Singapore 049949 on 7 April 2025 at 4:00 p.m. (Singapore time), for considering and, if thought fit, passing the Ordinary and Special Resolution set out in this Notice of EGM. There will be no option for shareholders to participate virtually.

2.	Quorum: The quorum required to transact business at the EGM is for at least two Shareholders to be present. Shares represented at the meeting for which an abstention from voting has been recorded are counted towards the quorum.

3.	Basis of voting: Votes shall be taken on a poll with one vote for each share. In order for Ordinary Resolution to be passed, more than 50% of the eligible votes cast on the Resolution must be in favour of the Resolution and for the Special Resolution to be passed, more than 75% of the eligible votes cast on the Resolution must be in favour of the Resolution. Whilst shares for which an abstention from voting has been recorded are counted toward the quorum of the meeting, the calculation of the percentage of votes cast in favour of the Resolution disregards abstained votes. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

4.	Identification of Beneficial Shareholders and Shareholders on Records and their corporate representatives: Before any person may participate in the EGM, the Chairman of the EGM must be reasonably satisfied that the right of the person to participate at the EGM has been reasonably verified.

5.	Record Date for determining Beneficial Shareholders’ eligibility to vote: Only those Beneficial Shareholders recorded in the records of the relevant securities depository on 24 February 2025 are eligible to vote.

Participation in the EGM

1.	Notice and Proxy Form: Printed copies of this Notice and accompanying proxy form will be sent to Shareholders and published on the Company’s corporate website at the URL https://ir.geniusgroup.net/.

2.	Submission of questions: Shareholders may submit questions related to the resolution to be tabled no later than 11:59 p.m. on 4 April 2025 (Singapore time) via email to investors@geniusgroup.net. For verification purpose, when submitting any questions, Shareholders MUST provide the Company with their particulars (comprising full name (for individuals) / company name (for corporates), email address, contact number, NRIC / passport number / company registration number, shareholding type and number of shares held). The Company will endeavour to address the substantial and relevant queries from Shareholders no later than 48 hours prior to the closing date and time for the lodgement of the proxy forms through an announcement to be released on the Company’s corporate website at the URL https://ir.geniusgroup.net/. If questions or follow-up questions are submitted after the 4 April 2025 deadline, the Company will endeavour to address these questions at the EGM itself. Where substantially similar questions are received, the Company will consolidate such questions and consequently not all questions may be individually addressed.

3.	Appointment of Proxies:

(a)	Shareholders may exercise their voting rights at the EGM via proxy voting. A proxy need not be a Shareholder.

(b)	Shareholders who wish to appoint proxies (including appointing the Chairman of the Meeting (the “Chairman”) as their proxy) to attend the EGM and vote at the EGM on their behalf must complete and submit the Proxy Form in accordance with the instructions below or on the proxy card; by 4:00 p.m. on 4 April 2025 (Singapore time).

(c)	A Shareholder who wishes to submit an instrument of proxy must first complete and sign the proxy form mailed to them with the Notice (or downloaded from the Company’s corporate website), before delivering or scanning and sending a clear copy of it:

(i)	in the case of NYSE American Shareholders, by following the instruction on the proxy form by 4:00 p.m. on 4 April 2025 (Singapore time); and

(ii)	in the case of Shareholders on Record, to VStock Transfer, LLC, 18 Lafayette Place or by email to vote@vstocktransfer.com or by following the instruction on the proxy form by 4:00 p.m. on 4 April 2025 (Singapore time).

(d)	In the Proxy Form, a Shareholder should specifically direct the proxy on how he/she is to vote for or vote against (or abstain from voting on) the resolution to be tabled at the EGM. If no specific direction as to voting is given, the proxy (including the Chairman if he is appointed as proxy) will vote or abstain from voting at his/her discretion. All valid votes cast via proxy on each resolution will be counted.

4.	Personal Data Privacy:

By participating in the EGM (through pre-registration, attendance or the submission of any questions to be raised at the EGM) and/or any adjournment thereof, submitting an instrument appointing a proxy to attend, speak and vote at the EGM and/or any adjournment thereof, or submitting any details of the Shareholder’s corporate representatives in connection with the EGM, a Shareholder (whether a Beneficial Shareholder or a Shareholder of Record) (a) consents to the collection, use and disclosure of the Shareholder’s personal data by the Company (or its agents or service providers) for the purpose of the processing, administration and analysis by the Company (or its agents or service providers) of proxies appointed for the EGM (including any adjournment thereof) and the preparation and compilation of the attendance lists, minutes and other documents relating to the EGM (including any adjournment thereof), and in order for the Company (or its agents or service providers) to comply with any applicable laws, take-over rules, listing rules, regulations and/or guidelines (collectively, the “Purposes”); (b) warrants that where the Shareholder discloses the personal data of the Shareholder’s proxy or corporate representative to the Company (or its agents or service providers), the Shareholder has obtained the prior consent of such proxy or corporate representative for the collection, use and disclosure by the Company (or its agents or service providers) of the personal data of such proxy or corporate representative for the Purposes; and (c) agrees that the Shareholder will indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Shareholder’s breach of warranty.

By Order of the Board

Roger James Hamilton

Director

Date: 07 March 2025

Attachments: Proxy Form

GENIUS GROUP LIMITED

(Company Registration No. 201541844C)

(Incorporated in the Republic of Singapore)

PROXY FORM

EXTRAORDINARY GENERAL MEETING

IMPORTANT

1.	By submitting an instrument appointing a proxy, the Shareholder accepts and agrees to the personal data privacy terms set out in the Notice of Extraordinary General Meeting (“EGM”) dated March 7, 2025 .

2.	Alternative arrangements relating to submission of questions in advance of the EGM and voting during the EGM or by appointing a proxy or proxies (including the Chairman of the Meeting as proxy) at the EGM, are set out in the Notice of EGM dated March 7, 2025.

3.	Please read the notes to the Proxy Form.

I/We, (Name) (NRIC/Passport/Registration No.) of (Address) being the Shareholder of Record / Beneficial Shareholder of __________________ ordinary shares in Genius Group Limited (the “Company”) hereby appoint:

Name	Address	NRIC / Passport Number/Registration No.	Email Address	Proportion of Shareholdings (%)

*and/or (delete as appropriate)

Name	Address	NRIC / Passport Number/Registration No.	Email Address	Proportion of Shareholdings (%)

or failing *the person or both of the persons above, the Chairman of the EGM as my/our proxy to attend, speak and vote for me/us on my/our behalf at the AGM of the Company to be held at Genius Central Singapore Pte Ltd, 7 Amoy Street #01-01 Far East Square Singapore 049949 on Monday, 7 April 2025 at 4:00 p.m. (Singapore time) and at any adjournment thereof.

I/We direct the proxy(ies) of the EGM, to vote “For” or “Against”, or “Abstain” from voting on the Resolutions proposed at the EGM as indicated hereunder. If no specific directions as to voting is given or in the event of any other matter arising at the EGM and at any adjournment thereof, the proxy will vote or abstain from voting at his/her discretion.

No	Resolution	Number of votes FOR	Number of votes AGAINST	Number of votes ABSTAIN
1	Ordinary Resolution: Proposed Share Buyback Mandate

2	Special Resolution: Proposed Adoption of New Constitution

Notes:

(Please indicate with a tick [“√”] in the space provided whether you wish to cast all your votes for or against or to abstain from voting on each resolution as set out in the Notice of EGM. Alternatively, if you wish to exercise your votes both for and against any resolution and/or to abstain from voting on any resolution, please indicate the number of shares in the respective spaces provided.)

Dated this ________ day of ______________________ 2025

___________________________________

Signature(s) of member(s) or common seal

IMPORTANT: PLEASE READ NOTES OVERLEAF

NOTES TO PROXY FORM:

1.	An instrument appointing a proxy shall be in writing and:

(a)	in the case of an individual shall be signed by the appointor or by his attorney; and

(b)	in the case of a corporation shall be either under the common seal or signed by its attorney or by a duly authorised officer on behalf of the corporation.

2.	A proxy need not be a member of the Company. A Shareholder may choose to appoint the Chairman of the EGM as his/her/its proxy.

3.	Shareholders who wish to submit an instrument of proxy must first complete and sign the proxy form mailed to them with the Notice (or downloaded from the Company’s corporate website), before delivering it (or scanning and sending a clear copy of it):

(i)	in the case of NYSE American Shareholders by following the instruction on the proxy form by 4:00 p.m. on 4 April 2025 (Singapore time); and

(ii)	in the case of Shareholders on Record to VStock Transfer, LLC,18 Lafayette Place or by email to vote@vstocktransfer.com or by following the instruction on the proxy form by 4:00 p.m. on 4 April 2025 (Singapore time).

4.	The power of attorney (if applicable) or other authority, if any, appointing a person to attend and vote at the EGM must be submitted to the Company via email to investors@geniusgroup.net, not less than 72 hours before the time appointed for holding the EGM i.e. by 4:00 p.m. on 4 April 2025 (Singapore time).

5.	A corporation which is a Shareholder of the Company may authorise by resolution of its directors or other governing body, such person as it thinks fit to act as its representative at the EGM in accordance with Section 179 of the Companies Act 1967 of Singapore.

6.	Shareholders shall insert the relevant number of those shares owned by them that is to be represented in this Proxy Form. Shareholders are not obliged to vote all their shares or to vote all their shares in the same manner.

7.	Shareholders shall insert the relevant number of shares in respect of which they wish to vote in the relevant space under the columns headed “For”, “Against”, “Abstain”, as appropriate if they wish to split their votes across the voting options or to cast their votes in respect of a lesser number of shares than they own in the Company. Shareholders are not obliged to use all the votes exercisable by them, but the total of the votes cast and in respect of which abstention is recorded may not exceed the total of the votes exercisable by them. If Shareholders wishes to cast all of the votes of those shares owned by them that are represented in this Proxy Form in the same way in respect of a particular resolution, such Shareholders need not fill in such number of shares, and shall indicate their vote as either “For”, “Against” or “Abstain” by placing a “√” within the box provided.

8.	Any deletions, alterations or corrections made to this Proxy Form must be initialled by the Shareholder.

9.	In the case of joint Shareholders, all holders must sign this Proxy Form.

10.	The Chairman of the EGM may accept any voting instruction submitted other than in accordance with these notes if he is satisfied as to the manner in which the Shareholder wishes to vote.

11.	Any form that is incomplete, improperly completed or illegible or where the true intentions of the person executing the Proxy Form are not ascertainable may be rejected.

12.	In any case where a Shareholder on Record is a securities depository whose name or whose nominee’s name is entered as a member in the register of members of the Company in respect of book-entry securities in the Company (“Depository”), the Company shall be entitled and bound:

(a)	to reject any instrument of proxy lodged if a person who has an account directly with the Depository, which account is credited with book-entry securities in the Company, (“Depositor”) is not shown to have any shares entered against his name in the register maintained by the Depository in respect of book-entry securities in the Company (“Depository Register”) as at 72 hours before the time of the EGM as certified by the Depository to the Company; and

(b)	to accept as the maximum number of votes which in aggregate the proxy appointed by the Depositor is or are able to cast on a poll a number which is the number of shares entered against the name of that Depositor in the Depository Register as at 72 hours before the time of the EGM as certified by the Depository to the Company, whether that number is greater or smaller than the number specified in any instrument of proxy executed by or on behalf of that Depositor. If that number is smaller than the number specified in the instrument of proxy, the maximum number of votes “For”, “Against” or “Abstain” shall be accepted in (as nearly as may be) the respective proportions set out in the instrument of proxy.